UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2010
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	0-23264	35-1542018

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA, 40 MONUMENT CIRCLE, SUITE 700, INDIANPOLIS, INDIANA	46204

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 317-266-0100
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 2, 2010, we entered into a new one-year employment agreement with Richard F. Cummings to serve as President of Emmis Radio Programming, effective March 1, 2010. Mr. Cummings’ employment agreement will automatically renew each year following the initial one-year term for additional one-year terms unless either the company or Mr. Cummings provides the other with written notice of non-renewal prior to December 31 of the initial or subsequent term, as applicable. Under the agreement, Mr. Cummings’ base salary is $446,500 and his annual incentive compensation target is 60% of his base salary. The annual incentive bonus will be paid, if at all, based upon achievement of certain performance goals to be determined by the company. The company retains the right to pay such annual incentive compensation in cash or shares of our Class A common stock. Mr. Cummings will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life or other insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. He will also be entitled to severance equal to his previous base salary in the event he is not offered substantially similar employment upon the expiration of the term and his employment terminates. If he is entitled to severance, Mr. Cummings will be offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment is designed to constitute a ‘separation from service’ within the meaning of section 409A of the Internal Revenue Code. The description of the employment agreement set forth above is qualified in its entirety by reference to the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit	Description

10.1	Employment Agreement with Richard F. Cummings dated as of March 1, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: March 3, 2010

EMMIS COMMUNICATIONS CORPORATION
By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary